Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

         We consent to the incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement (Form S-8 No. 2-72410) pertaining to the UST Inc. Employees’ Savings Plan, the Registration Statement (Form S-8 No. 333-36844) pertaining to the 1992 Stock Option Plan, Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-60698) pertaining to the 2001 Stock Option Plan, the Registration Statement (Form S-8 No. 33-59229) pertaining to the Nonemployee Directors’ Stock Option Plan, the Registration Statement (Form S-4 No. 333-101036) pertaining to the registration of senior notes due July 15, 2012, the Registration Statement (Form S-4 No. 333-85285) pertaining to the registration of senior notes due June 1, 2009, and the Registration Statement (Form S-4 No. 333-36908) pertaining to the registration of senior notes due March 15, 2005, of our reports dated March 3, 2005 with respect to the consolidated financial statements and schedule of UST Inc., UST Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control are financial reporting of UST Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Stamford, Connecticut

March 3, 2005